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                                            November 5, 1996


First Allmerica Financial Life Insurance Company
440 Lincoln Street
Worcester, MA 01653


Gentlemen:

This opinion is furnished in connection with the filing by First Allmerica Financial Life Insurance Company of Pre-Effective Amendment No. 1 to the Initial Registration Statement on Form S-6 of its flexible premium variable life insurance policies ("Policies") allocated to the Group VEL Account under the Securities Act of 1933. The Prospectus included in the Pre-Effective Amendment No. 1 to the Initial Registration Statement on Form S-6 describes the Policies. I am familiar with and have provided actuarial advice concerning the preparation of the Registration Statement, including exhibits.

In my professional opinion, the illustration of death benefits and cash values included in Appendix C of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for a person age 30 or a person age 45 than to prospective purchasers of Policies for people at other ages or underwriting classes. It is my opinion that the aggregate fees and charges under the Policies are reasonable in relation to the services rendered, the expenses expected to the incurred, and the risks assumed by First Allmerica.

I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Initial Registration Statement of the Group VEL Account filed under the Securities Act of 1933.

                                  Sincerely,


                                  /s/ William M. Mawdsley, FSA, MAAA
                                  William M. Mawdsley
                                  Vice President and Actuary